Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the TriNet Group, Inc. 2000 Equity Incentive Plan, TriNet Group, Inc. 2009 Equity Incentive Plan, and TriNet Group, Inc. 2014 Employee Stock Purchase Plan of our report dated March 3, 2014, except for the effect of the stock split as described in Note 15, as to which the date is March 12, 2014, with respect to the consolidated financial statements and schedule of TriNet Group, Inc. and Subsidiaries included in Amendment No. 4 to the Registration Statement on Form S-1 (File number 333-192465).

/s/ Ernst & Young LLP
San Francisco, California
March 26, 2014